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                                                                  Exhibit (a)(4)


                          OFFER TO PURCHASE FOR CASH
                 All of the Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                                      and

  All of the Outstanding Shares of Series B ESOP Convertible Preferred Stock

                                      of

                            NALCO CHEMICAL COMPANY
                                      at
                     $53.00 Net Per Share of Common Stock
                                      and
     $1,060.00 Net Per Share of Series B ESOP Convertible Preferred Stock
                                      by
                             H2O ACQUISITION CO.,

                         A Wholly Owned Subsidiary of
                            SUEZ LYONNAISE DES EAUX

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, JULY 30, 1999 UNLESS THE OFFER IS EXTENDED.

                                                                   July 1, 1999

To Our Clients:

  Enclosed for your consideration are the Offer to Purchase, dated July 1, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") relating to the offer by H2O Acquisition Co., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Suez Lyonnaise des Eaux, a societe anonyme organized and existing under the laws of the Republic of France ("Parent"), to purchase all of the issued and outstanding shares of common stock, par value $0.1875 per share, including the associated preferred stock purchase rights (the "Common Stock") and all of the issued and outstanding shares of Series B ESOP Convertible Preferred Stock (the "ESOP Preferred Stock" and together with the Common Stock, the "Shares"), of Nalco Chemical Company, a Delaware corporation (the "Company"), at a price of $53.00 per share of Common Stock and $1,060.00 per share of ESOP Preferred Stock, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

  We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  Accordingly, we request instruction as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.
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Please note the following:

  1. The Offer Price is $53.00 per share of Common Stock and $1,060.00 per share of ESOP Preferred Stock, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

  2. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which, when added to any shares of Common Stock already owned by Parent, constitute a majority of the then-outstanding shares of Common Stock on a fully diluted basis (including, without limitation, all shares of Common Stock issuable upon the conversion of the ESOP Preferred Stock or any other convertible securities or upon the exercise of any options, warrants or rights), (ii) the satisfaction of the HSR Condition (as defined in the Offer to Purchase) and (iii) the satisfaction of the EC Condition (as defined in the Offer to Purchase). The Offer is also conditioned upon the satisfaction of certain other terms and conditions described in the Offer to Purchase. See the Introduction, Section 1--"Terms of the Offer" and Section 14--"Conditions of the Offer" of the Offer to Purchase.

  3. The Offer is being made for all of the issued and outstanding Shares.

  4. Tendering Holders whose Shares are registered in their own name and who tender directly to First Chicago Trust Company of New York, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, United States federal backup withholding tax at a rate of 31% may be withheld, unless an exemption is available or unless the required tax identification information is provided. See the "Important Tax Information" section contained in the Letter of Transmittal.

  5. The Offer and withdrawal rights will expire at 12:00 MIDNIGHT, NEW YORK CITY TIME, on FRIDAY, JULY 30, 1999, unless the Offer is extended.

  6. On June 27, 1999 the Board of Directors of the Company unanimously (i) determined that the Merger (as defined herein) is advisable and that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger are fair to and in the best interests of the holders of Shares (the "Holders"), (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, (iii) recommended that the stockholders of the Company accept the Offer, approve the Merger, and approve and adopt the Merger Agreement and the transactions contemplated thereby and (iv) approved the taking of all other applicable action necessary to render Section 203 of the Delaware General Corporation Law and other state takeover statutes and the Rights Agreement (as defined in the Offer to Purchase) inapplicable to the Offer and the Merger (as defined herein).

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 27, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, as promptly as practicable after consummation of the Offering, Purchaser will be merged with and into the Company (the "Merger").

  7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Certificates"), along with a properly completed and duly executed Letter of Transmittal (or a copy thereof), including any required signature guarantees, or (ii) if such Shares are held in book-entry form, timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, along with an Agent's Message (as defined in the Offer to Purchase) pursuant to the procedures set forth in
Section 3--"Procedures for Tendering Shares" of the Offer to Purchase, and
(iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering holders at the same time depending upon when the Certificates are actually received by the Depositary.

  If you wish to have us tender any or all of the Shares held by us for your account please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration date.

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  Purchaser is not aware of any state in the United States where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by J.P. Morgan Securities Inc. or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

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                       INSTRUCTIONS WITH RESPECT TO THE
                          OFFER TO PURCHASE FOR CASH
                 All of the Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)
                 and Series B ESOP Preferred Convertible Stock
                                      of
                            Nalco Chemical Company


  The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated July 1, 1999, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") in connection with the offer by H2O Acquisition Co., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Suez Lyonnaise des Eaux, a societe anonyme organized and existing under the laws of the Republic of France, to purchase all of the issued and outstanding shares of Common Stock, par value $0.1875 per share, including the associated preferred stock purchase rights (the "Common Stock"), and Series B ESOP Convertible Preferred Stock (the "ESOP Preferred Stock" and, together with the Common Stock, the "Shares"), of Nalco Chemical Company, a Delaware corporation, at a price of $53.00 per share of Common Stock and $1,060.00 per share of ESOP Preferred Stock, net to the seller in cash, without interest thereon.

  The undersigned hereby instructs you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.


           Number of Shares to be Tendered*: ___________________

           Date: _______________________________________________

                                   SIGN HERE

           Signature(s): _______________________________________

           Print Name(s): ______________________________________

           _____________________________________________________

           Print Address(es): __________________________________

           _____________________________________________________

           Area Code and Telephone Number(s): __________________

           Taxpayer Identification or Social Security
           Number(s): __________________________________________

  This form must be returned to the brokerage firm maintaining your account.
--------
* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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